Exhibit 99.1

Evergreen Energy Appoints to its Board of Directors

DENVER, March 14, 2011 — Evergreen Energy Inc. (NYSE Arca: EEE) named Peter B. Moss, Jr., 53, to its Board of Directors effective March 10, 2011, bringing the current director count to eight.

Ilyas Khan, Executive Chairman of Evergreen Energy, stated: “I am pleased to welcome Peter to Evergreen’s Board of Directors.  His extensive experience with the financial markets will diversify our Board as we focus on making progress toward achieving our growth objectives.”

Currently, Mr. Moss serves as Vice President, Corporate Development/Investor Relations for Max Petroleum PLC, an AIM-listed, Kazakhstan-focused oil and gas exploration and development company, for which he formed an investor group that was instrumental in the company’s IPO in October 2005.  In addition, Mr. Moss serves as a non-executive director of Revelation Capital Management (formerly Osmium Capital Management), a Bermuda-based hedge fund, and of Crosby Asset Management Ltd., an AIM-listed merchant bank and asset manager, where he also serves as head of its Compensation and Nomination Committees, and as a member of its Audit Committee. Mr. Moss has also served on the boards of and/or acted as an advisor to a number of Crosby’s portfolio companies, including Diamond Time, Inc., a NY copyright clearance agency and Music Copyright Solutions, an AIM-listed, UK-based music company.

Previously, Mr. Moss held senior positions in hedge fund equity and derivative sales at Christopher Street Capital, a subsidiary of NASDAQ-listed GFI Group, Inc., Dresdner Kleinwort Wasserstein, Donaldson Lufkin Jenrette and Commerzbank Global Equities.

Mr. Moss attended Tulane University, located in New Orleans, LA, and is a graduate of Deerfield Academy in Deerfield, Massachusetts.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: K-Fuel® and the GreenCert™ suite of software and services.  K-Fuel technology significantly improves the performance of low-rank coals, yielding higher efficiency and lowering emissions.  GreenCert, which is owned exclusively by Evergreen, is a science-based, scalable family of environmental intelligence solutions that quantify process efficiency and greenhouse gas emissions from energy, industrial and agricultural sources and may be used to create verifiable emission reduction credits.  Visit www.evgenergy.com for more information.

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.  Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission. Our ability to execute our business plan and develop the GreenCert™ or K-Fuel® technologies may be adversely impacted by unfavorable decisions in pending litigation, the inability of the Company to satisfy the terms of the settlement agreement with the holders of its 2007 and 2009 Notes, or by our inability to raise sufficient additional capital in a timely manner to pursue the development of our technology. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Becky Herrick, Lippert / Heilshorn & Associates, 415.433.3777, bherrick@lhai.com

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